ROBERT A.  FORRESTER

ATTORNEY AT LAW

1755 NORTH COLLINS BLVD.,

SUITE 360

RICHARDSON, TX 75080

(972) 437-9898

 Fax (972) 480-8406

raforrester@sbcglobal.net

August 29, 2011

Medical Hospitality Group, Inc.

3241 Preston Road, Suite 7

Frisco, TX 75034

Re: 6,000,000 of Common Stock to be registered on a Registration Statement on Form S-11

Gentlemen:

You have requested my opinion with respect to certain matters pertaining to the legality of the 6,000,000 of Common Stock being registered on Form S-11 (the “Registration Statement”) filed by Medical Hospitality Group, Inc., a Maryland corporation (the “Company”) with the Securities and Exchange Commission. All terms used herein have the respective meanings set forth in the Registration Statement. In rendering or confirming the opinions stated below, I have examined and relied upon the following:

(a) The Articles of Amendment and Restatement of the Company as filed with the State of Maryland Department of Assessment and Taxation on May 20, 2011;

(b) The Bylaws of the Company, adopted on March 17, 2011 (the “Bylaws”); and

(c) Such other documents, records and instruments as I have deemed necessary in order to permit me to render and confirm the opinions referred to herein.

In my examination, in those cases in which I have not been involved directly in the preparation, execution or the filing of a document, I have assumed that (i) the document reviewed by me is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity. For purposes of this opinion, I have assumed and have relied on the following: (a) the truth and accuracy of the factual statements contained in the Registration Statement; and (b) the representations, views and beliefs of the Directors of factual matters referred to in the Registration Statement are true, correct and accurate.

Based upon the foregoing, and upon my examination of such questions of law and statutes of the State of Maryland as I have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

(1) Upon the issuance and delivery of said Common Stock in accordance with the terms set forth in the Registration Statement, the Common Stock will be validly issued and, subject to the qualifications set forth in paragraph 2 below, fully paid and non-assessable Common Stock of the Company.

(2) The Stockholders will not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Stockholder of the Company, except that a Stockholder may be obligated to repay any funds wrongfully distributed to it.

Medical Hospitality Group, Inc.

August 29, 2011

Other than as expressly stated above, I express no opinion on any issue relating to the Company or to any investment therein or under any law other than the laws of the State of Maryland.

I hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert A. Forrester

Robert A. Forrester, Esq.